UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): March 16, 2021

RenovaCare, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-30156	98-0384030
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4 Becker Farm Road, Suite 105 Roseland, NJ	07068
(Address of Principal Executive Offices)	(Zip Code)

(888) 398-0202
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).  Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [ ]

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointments of Principal Officers.

(a) Removal and Election of Directors

On March 16, 2021, stockholders of RenovaCare, Inc., a Nevada corporation (the “Company”), owning 71,363,522 (the “Shares”) of the Company’s issued and outstanding shares of common stock (the “Outstanding Common Stock”), by written consent in lieu of special meeting, pursuant to Section 78.320(2) of the Nevada Revised Statutes (the “NRS”) and Article II, Section 9 of the Company’s Bylaws (the “Stockholder Consent”), adopted resolutions that:

(1)       pursuant to NRS 78.335 (1) and Article I, Section 7 of the Company’s Bylaws, removed Mr. Kenneth Kirkland and Dr. Lydia Evans as members of the Company’s Board of Directors; and

(2)       elected Dr. Kaiyo Nedd and Mr. Harmel S. Rayat to serve as members of the Company’s Board of Directors serve until the next Annual Meeting of Shareholders of the Company and until their respective successors have been elected and duly qualified, or their earlier resignation or removal.

NRS 78.335 (1) provides in pertinent part that: “Except as otherwise provided in this section, any director or one or more of the incumbent directors may be removed as a director only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.”

The Shares represent approximately 81.7% of the Outstanding Common Stock.

Article I, Section 7 of the Company’s Bylaws provides in relevant part that: “At a meeting of shareholders, any director or the entire Board of Directors may be removed, with or without cause, provided the notice of the meeting states that one of the purposes of the meeting is the removal of the director.”

Further, Article I, Section 7 of the Company’s Bylaws provides in relevant part that: Any action of the shareholders may be taken without a meeting if written consents, setting forth the action taken, are signed by at least a majority of shares entitled to vote and are delivered to the officer or agent of the Company having custody of the Company's records within 60 days after the date that the earliest written consent was delivered.”

A copy of the Stockholder Consent is attached hereto as Exhibit 99.1.

Dr. Nedd has been a practicing medical doctor for over 20 years in Vancouver B.C. He was educated at the University of British Columbia in cell biology and genetics and at Howard University College of Medicine in Washington D.C. Dr. Nedd subsequently undertook emergency medicine rotation training at Harvard University Brigham and Women’s Hospital and family practice residency training in Vancouver at St Paul’s Hospital, completing the same in 2002.

Since 2002, Dr. Nedd has acted as medical director of West End Medical Centre in Vancouver British Columbia, which has provided a broad patient exposure as well as involvement in several clinical trials and regular participation in pharmaceutical company advisory boards. In recent years, Dr. Nedd’s focus has been on chronic pain, neurological diseases and mental health. He has had deep clinical experience with the management of these conditions and continues to keep abreast of ongoing clinical research. He has consulted extensively as a digital health care solutions specialist and has been instrumental in the development of new telemedicine platforms.

Dr. Nedd has served on the board of the Doctors of BC, an association of 14,000 physicians and medical students founded in 1900. During his tenure between 2014 and 2017, he created and oversaw the development of new health delivery systems and negotiated with government and private agencies for the financing of new initiatives.

Effective March 16, 2021, Harmel S. Rayat was appointed to the Board of Directors of the Company. Mr. Rayat previously served the Company in a number of capacities, including, at various times, as its President and Chief Executive Officer, Chairman and as a member of the Company’s Board of Directors.

Mr. Rayat has been a long-time majority stockholder and financial supporter of RenovaCare. Through his family office, Kalen Capital Corporation, he has invested over $20 million in RenovCare since 2013. Mr. Rayat’s support was key to advancing the SkinGun™ spray device and CellMist System™ from an unpatented technology with little published data to a technology platform with eight patent families, numerous peer reviewed articles and conditional FDA approval of its Investigational Device Exemption application to conduct a clinical trial to evaluate safety and feasibility.

Beginning his career in the financial industry as a messenger and mail-room clerk in a stock brokerage firm in 1981, Mr. Rayat has since invested in a wide range of businesses and sectors, ranging from auto wreckers and alternative energy to raw land and artificial livers.

In recent years, and in addition to commercial real estate in Canada and the United States, Mr. Rayat has narrowed his focus to impact investing, despite the high risks associated with early stage, pre-revenue, and pre-clinical companies. His goal is to help inventors, entrepreneurs, and scientists to create and commercialize products and technologies that will have a beneficial impact on society at large.

Mr. Rayat also served as a Director and Chairman of SolarWindow Technologies, Inc. from March 15, 2018 to October 1st, 2020.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Number	Description

99.1	Written Consent of the Stockholders of RenovaCare, Inc. dated March 16, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on March 22, 2021.

 RenovaCare, Inc.

By: /s/ Alan L. Rubino

Alan L. Rubino

Chairman, President and Chief Executive Officer